As filed with the Securities and Exchange Commission on October 7, 2021
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
CARROLS RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-3804854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

968 James Street Syracuse, New York	13203
(Address of Principal Executive Offices)	(Zip Code)
___________________
CARROLS RESTAURANT GROUP, INC.
2016 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)
___________________
Jared L. Landaw
Vice President, General Counsel and Secretary
Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203
(Name and address of agent for service)
____________________
(315) 424-0513
(Telephone number, including area code, of agent for service)
____________________
Copy to:
Wayne A. Wald, Esq.
Palash I. Pandya, Esq.
Akerman LLP
1251 Avenue of the Americas, 37th Floor
New York, New York 10020
(212) 880-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

___________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.01 par value	3,500,000	$3.77	$13,195,000.00	$1,223.18

(1)
This Registration Statement covers 3,500,000 additional shares of common stock, par value $0.01 per share, of Carrols Restaurant Group, Inc. (the “Company”) for offer or sale under the Company’s 2016 Stock Incentive Plan, as amended (the “Plan”). This Registration Statement also covers an indeterminate number of shares of the Company's common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Plan in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the common stock as quoted on The NASDAQ Global Market on October 4, 2021.
EXPLANATORY NOTE

Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”, and together with its subsidiaries, “we”, “our” and “us”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, on August 25, 2016 (Reg. No. 333-213325) covering the registration of 4,000,000 shares of our common stock authorized for grant under the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan, as amended (the “Plan”). As permitted by Instruction E of Form S-8, the contents of Registration Statement No. 333-213325 filed by us on Form S-8 on August 25, 2016 are incorporated herein by reference.

On April 20, 2021, our Board of Directors approved an amendment to the Plan, which, among other things, increased the number of shares of common stock available for issuance thereunder by an additional 3,500,000 shares. Our stockholders approved the amendment to the Plan at the annual meeting of stockholders held on June 18, 2021. A description of the amendment to the Plan is included in our definitive proxy statement on Schedule 14A filed on April 28, 2021, with respect to our annual meeting of stockholders held on June 18, 2021. This registration statement registers the additional 3,500,000 shares of our common stock authorized for issuance under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Carrols Restaurant Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by us with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, filed with the Commission on March 11, 2021;

b.	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2021;

c.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2021, filed with the Commission on May 13, 2021;

d.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2021, filed with the Commission on August 12, 2021;

e.	Our Current Reports on Form 8-K filed with the Commission on January 8, 2021, February 9, 2021, March 19, 2021, April 6, 2021, June 22, 2021, June 30, 2021, July 1, 2021, July 12, 2021, July 15, 2021, August 3, 2021, August 12, 2021 (except with respect to Item 2.02 therein), September 23, 2021 (except with respect to Item 7.01 therein) and September 30, 2021; and

f.	The description of our common stock, par value $.01 per share, set forth in our Registration Statement on Form 8-A, filed with the Commission on November 30, 2006.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains in force a policy of liability insurance for its directors and officers.

Our amended and restated certificate of incorporation, as amended (the "Certificate of Incorporation"), provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The above discussion of the DGCL and our Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statute and the Certificate of Incorporation.

ITEM 8. EXHIBITS

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.1 to Carrols Restaurant Group Inc.'s Current Report on Form 8-K filed on May 6, 2019)

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.2 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on May 6, 2019)

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.3 to Carrols Restaurant Group, Inc.'s Annual Report on Form 10-K filed on March 13, 2020).

4.4	Amended and Restated Bylaws of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.3 to Carrols Restaurant Group Inc.'s Current Report on Form 8-K filed on May 6, 2019).

4.5	Amendment to Carrols Restaurant Group, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on May 6, 2019).

4.6
Second Amendment to Amended and Restated Bylaws of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.6 to Carrols Restaurant Group, Inc.'s Annual Report on Form 10-K filed on March 13, 2020).

4.7
Carrols Restaurant Group, Inc. Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on June 1, 2012)

4.8
Carrols Restaurant Group, Inc. Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on May 6, 2019)

4.9
Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 3.9 to Carrols Restaurant Group, Inc.'s Annual Report on Form 10-K filed on March 13, 2020).

4.10
Form of Carrols Restaurant Group, Inc. Certificate of Retirement of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on December 3, 2018)

4.11
Certificate of Designations of Series C Convertible Preferred Stock of Carrols Restaurant Group, Inc. (incorporated by reference to Exhibit 4.2 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on May 6, 2019)

4.12
Form of Registration Agreement by and among Carrols Restaurant Group, Inc., Atlantic Restaurants, Inc., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.24 to Carrols Corporation's 1996 Annual Report on Form 10-K)

4.13
Form of Amendment No. 1 to Registration Agreement, by and among Carrols Restaurant Group, Inc., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners, II, L.P., BIB Holdings (Bermuda) Ltd., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-1 (Registration No. 333-137524), as amended).

4.14	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2012).

4.15
Form of Registration Rights Agreement between Carrols Restaurant Group Inc. and Burger King Corporation (incorporated by reference to Exhibit 4.2 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on March 28, 2012).

4.16
Registration Rights Registration Rights between Carrols Holdco Inc. and Cambridge Franchise Holdings, LLC (incorporated by reference to Exhibit 4.3 to Carrols Restaurant Group, Inc.'s Current Report on Form 8-K filed on May 6, 2019).

4.17	Description of Capital Stock (incorporated by reference to Exhibit 4.10 to Carrols Restaurant Group, Inc.’s Annual Report in Form 10-K filed on March 11, 2021).

10.1	2016 Stock Incentive Plan (incorporated by reference to Appendix A to Carrols Restaurant Group, Inc.'s Definitive Proxy Statement filed on April 28, 2021).+

10.2	Amendment to 2016 Stock Incentive Plan (incorporated by reference to Appendix A to Carrols Restaurant Group, Inc.'s Definitive Proxy Statement filed on April 28, 2021).+

10.3	Second Amendment to 2016 Stock Incentive Plan (incorporated by reference to Appendix A to Carrols Restaurant Group, Inc.'s Definitive Proxy Statement filed on April 28, 2021).+
5.1	Opinion of Akerman LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Akerman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*
* filed herewith
+ compensatory plan or arrangement

ITEM 9. UNDERTAKINGS
The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on this 7th day of October, 2021.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Daniel T. Accordino
Daniel T. Accordino Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Jared L. Landaw and Anthony E. Hull, and each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, to execute for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Daniel T. Accordino	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	October 7, 2021
Daniel T. Accordino

/s/ Anthony E. Hull	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 7, 2021
Anthony E. Hull

/s/ Jared L. Landaw	Vice President, General Counsel and Secretary	October 7, 2021
Jared L. Landaw

/s/ Hannah S. Craven	Director	October 7, 2021
Hannah S. Craven

/s/ Thomas Curtis	Director	October 7, 2021
Thomas Curtis

/s/ Deborah Derby	Director	October 7, 2021
Deborah Derby

/s/ Matthew Dunnigan	Director	October 7, 2021
Matthew Dunnigan

/s/ David S. Harris	Director	October 7, 2021
David S. Harris

/s/ Lawrence E. Hyatt	Director	October 7, 2021
Lawrence E. Hyatt

/s/ Matthew Perelman	Director	October 7, 2021
Matthew Perelman

/s/ Alexander Sloane	Director	October 7, 2021
Alexander Sloane